REPORT ON THE GEOLOGICAL EVALUATION

OF THE DUN GLEN SUBMITTAL PROPERTY

Ken Snyder, 27 July 2001

Introduction

The submittal of the “Gus Claims” by E.L. Hunsaker prompted the evaluation of the Dun Glen area during several visits in May, June and July. An earlier submittal involving part of the same area was received in 1990 from Four Nines Gold, Inc. as the “Reign-o-Gold Project” and was ignored at that time due to the poor quality and promotional nature of the report. Hunsaker’s report, on the other hand, described the vein setting and displayed assays up to 1.2 opt in his samples.

The Gus submittal, as presented, consisted of 55 unpatented lode claims in the Sierra District of Esmeralda County, Nevada. The claims are situate in sections 1, 2, 11, 12, 13, and 14 of T33N/R36E, a part of the East Range to the southwest of Winnemucca.

Access to the area is by I-80 to Puckerbrush/Mill City exit, thence about eight miles toward the northeast to the townsite of Dun Glen where only scattered native-rock house foundations and trash remains. From there, a jeep trail eastward about three miles connects to a fair-quality dirt road which runs northward along the mountain side from the old Monroe Mine and mill foundations to the Auld Lang Syne Mine and mill at the north end of the claims. This road again joins with the main Dun Glen valley road and continues northeastward over a pass and down into Grass Valley and Winnemucca.

Historic production from the Sierra District is reported to have been only about 50,000 ounces of gold from lodes. This production began in the 1860's (1863) and was derived from, in order of decreasing production, the Auburn Mine, Auld Lang Syne Mine, and the Black Hole Mine. However, placers of this district are estimated to have produced over 200,000 ounces of gold, one of the most productive placer districts of Nevada.

During this evaluation of the Dun Glen submittal a few sample tags and other indications of recent (within the past 10 years) exploration activities were noted. However, not even one drill hole was encountered within a mile of the map area. The Dun Glen area suffered doubly discouraging attributes for most geologists during the gold rush of the last two decades: it is clearly a vein system with little “disseminated” potential, and the veins appear to be only bull quartz (mesothermal) in which most geologists believe only scattered high-grade pods are likely to be found.

Land Status

A preliminary evaluation of current land status in the immediate Dun Glen area was completed by Edd Jackson. Very few of the “Gus” claims remain valid since the submittal was received. There are, perhaps 15 unpatented claims within the general area of interest and three or four owners are involved. There are also two or three patented claims, private land, and unpatented placer claims involved. While there is abundant ground in the area “open” for staking, little of that appears to be of economic interest.

Geology

The stratigraphy of the Sierra District consists of lower Triassic sedimentary, meta-sedimentary, and meta-volcanic rocks which dip moderately toward the northwest. These strata are cut locally by diabase dikes and sills which are vertical or dip southeastward. Quartz veins often occur in proximity to the intermediate intrusive rocks and usually dip moderately eastward (into the topography).

The accompanying geological map differs somewhat from the published county geological report. The county report indicates that the Triassic Koipato, Natchez Pass, and Grass Valley Formations (Prida is depicted as locally missing due to stratigraphic pinch-out on Koipato paleo-topographic highs) are all in the immediate vicinity of mineralization. My mapping discloses that all veins occur within the Koipato Formation (TrK) only. Furthermore, only the Koipato and Natchez Pass (Trnp) are present.

At Dun Glen, the Koipato consists of low-grade metamorphic rocks. Most are quartzitic to slightly gneissic in appearance and are occasionally identifiable as meta-siltstone to meta-conglomerate or meta-rhyolite to metamorphosed lapilli-rich ashflow tuff. Some strata of chloritized basalt may be present but intermediate diabase intrusive rocks (purple color on the map), which are most likely Cretaceous to Tertiary in age, make identification difficult. The Koipato would seem to be a good host rock because it is invariably competent, fairly massive, and subject to brittle fracture in its low-grade metamorphic form. The westward slope of the mountain range seems to be essentially a dip slope of the Koipato; 30 to 50 degrees to the west. The Koipato at Dun Glen forms the same, or similar, stratigraphic and structural setting as at the Rochester Mine which is 30 miles to the southwest in the Humboldt Range.

The Natchez Pass Formation (colored blue on the map) at Dun Glen forms the lower slope apron of strata, overlying the Koipato (colored green) on the west of the range. The formation consists of light gray dolomitic limestone, fossiliferous limy shale, shale, and phyllite. These lithologies better fit the description of the Grass Valley Formation of the East Range except that Late Triassic Trachyceras ammonites are common in the lower limy shales immediately above the Koipato. The ammonites are characteristic of the Natchez Pass. The phyllitic unit, which occurs higher in the section, was mapped as Grass Valley on the county map; however, another gray dolomitic limestone unit occurs higher in the section and seems to require that the phyllites be a part of the Natchez Pass Formation. The phyllitic character is probably due to local thrusting rather than thermal metamorphic effects.

Structurally, the district is characterized by a Koipato high to the southeast and a Natchez Pass low to the northwest. The contact between these two formations has experienced regional right-lateral slippage. This slippage probably occurred during Tertiary times and resulted in local overthrusting of Koipato metamorphics back onto Natchez Pass sediments particularly in areas where lateral slippage was restricted due to the glueing effect of local intermediate intrusions (e.g. between the Monroe and Black Hole Mines). The open spaces occupied by veins were created by the arcuate northeast-southwest slippage around the Koipato high.

According to the strain ellipsoid for this northeast-southwest right-lateral slip, the synthetic (Riedel) shear direction, which is that most favorable for mineralization, fits the orientation of observed veins (north-south least principal stress). Also according to the ellipsoid, favorable crush zones are to be predicted beneath overthrusts; this is also observed immediately west of the Monroe Mine. Samples of the crush zone did not disclose significant gold.

Veins and Mineralization

Mineralization in the Dun Glen area consists of white to orange-brown massive quartz veins (colored red on the map). The veins have a massive “mesothermal” appearance in general but also display local drusy quartz zones, breccia to pitted and vuggy textures, and pyrite- and sericite-rich selvages. Galena occurs locally in visible concentrations. Vein widths range from zero to about six feet and dips range from about 40 degrees to near vertical. Continuous strike lengths are difficult to estimate but appear to be from about 1000 feet to about 3000 feet; presumably with pinching and swelling along strike. In the underground workings explored by Maciulaitis and myself, stopes seem to flatten with depth. In a strike-slip environment, this suggests that mineralization should occur as a series of flats and ramps rather than inclined shoots. A characteristic of mesothermal systems (if that is in-fact what this is), is the tendency for great down-dip continuity. The historical mines of the district stopped at the water table, so no empirical information on down-dip continuity is available. The water table in this area is near-surface, probably less than 200 feet in any given area.

The geochemistry of the veins, based on 157 surface rock samples which were predominantly collected from mine dumps and prospect trenches and pits, is surprisingly interesting. Gold values range from zero to 2.219 opt and average 1935 ppb! In spite of the high numbers, visible gold has not yet been observed. Silver values range from zero to 29.8 opt with an average of 15.6 ppm, or about ½ ounce. Arsenic values are high in visibly sulfide-rich samples (up to 1%), but average a moderate 737 ppm. Copper and lead values range up to 0.11% and 0.78% locally.

The moderate to high arsenic and base metal values support a mesothermal model for this mineralization. Correlations between elements offer only moderate support for the model: gold correlates best with silver (r=0.49), next with lead (r=0.21), then arsenic (r=0.16), and poorly with copper (r=0.06).

Exploration Proposal

The high gold and silver values, the potential overall strike-length of about 1.5 miles, and the potential for significant dip extent requires that a modern exploration effort be undertaken. This property clearly warrants an aggressive exploration effort. Claim acquisition should begin as soon as possible.

Complete and detailed drill-evaluation of the property will be difficult because the topography of the area is rugged, there are no existing roads which access the down-dip (up-hill) part of the veins, and even shallow drill holes are likely to encounter water. The probable water problem means that a high air capacity truck rig should be used, a track rig would not be suitable. The steep topography means that road construction suitable for a large truck rig will be difficult in some areas. However, it seems that some of the better targets could be initially tested by making use of the canyons which cut the vein strike perpendicularly. A map depicting a possible drill program outlay is attached.

It is proposed that an initial drill evaluation of the property could be accomplished with four to ten holes, vertical or fanned westward from three or four sites.